Exhibit 99.1

SWK Holdings’ Subsidiary, Enteris BioPharma, Receives $5 Million Milestone Payment from Cara Therapeutics

Fourth milestone payment triggered by successful completion of process technology transfer related to the development of Oral KORSUVA™

Dallas, TX, December 9, 2021 – SWK Holdings Corporation (Nasdaq: SWKH), a life sciences focused specialty finance company catering to small- and mid-sized commercial-stage companies, today announced that its wholly-owned subsidiary, Enteris BioPharma, received a $5 million milestone payment from Cara Therapeutics (Nasdaq: CARA) related to the license agreement for Peptelligence® oral formulation technology utilized in Oral KORSUVA™, the oral formulation of Cara’s first-in-class KOR agonist, CR845/difelikefalin. Enteris is entitled to retain $3.0 million of this payment per the contractual splits agreed to in the Enteris acquisition agreement.

This milestone payment was triggered by confirmation from Cara of the successful completion of the process technology transfer. Since license inception, Enteris has received $28.0 million of payments from Cara. Of the $20.0 million of payments received subsequent to SWK’s acquisition of Enteris, $9.9 million was retained by Enteris. Enteris is eligible to receive additional potential milestone payments over the next several quarters, subject to the achievement of certain development milestones for Oral KORSUVA, of which Enteris will retain half. Cara has publicly guided towards initiating a Phase 3 program in the first quarter of 2022 investigating Oral KORSUVA as a treatment for pruritis in patients with atopic dermatitis (AD), as well as initiating a registration program in the first quarter of 2022 consisting of two pivotal Phase 3 clinical trials investigating Oral KORSUVA for the treatment of non-dialysis dependent chronic kidney disease (CKD). Additionally, Cara stated that it expects to report top line data from an ongoing Phase 2 clinical trial evaluating Oral KORSUVA as a treatment for pruritis in patients with hepatic impairment due to primary biliary cholangitis (PBC).

“The latest milestone payment generated by the Cara Therapeutics licensing agreement for Oral KORSUVA provides further proof of the value SWK derives from Enteris and its Peptelligence oral formulation technology,” stated Winston Black, Chairman and CEO of SWK. “We continue to support the Enteris team in its work with Cara Therapeutics and look forward to reporting the achievement of additional future milestones.”

Rajiv Khosla, PhD, CEO of Enteris added, “The ability to develop oral tablet formulations that address both the permeability and solubility challenges posed by peptides and certain small molecules represents a game changer that will allow drug makers to enhance myriad drug products and transform entire treatment paradigms. Moreover, the successful completion of another milestone by Cara Therapeutics showcases Enteris’ comprehensive capabilities to future potential partners. Cara Therapeutics’ Oral KORSUVA’s progress has been additive to our Peptelligence and ProPerma® licensing efforts, which continues to build momentum with multiple feasibility agreements secured year to date.”

Enteris’ Peptelligence technology is designed to enable the oral delivery of peptides and BCS class II, III and IV small molecules. In August 2019, Enteris and Cara entered into a licensing agreement whereby Enteris granted to Cara a non-exclusive, royalty-bearing license to the Peptelligence technology to develop, manufacture and commercialize Oral KORSUVA worldwide, excluding Japan and South Korea. Oral KORSUVA is currently the subject of four separate clinical programs for pruritus in patients with hepatic impairment due to PBC, stage III-V CKD, atopic dermatitis and notalgia paresthetica (NP). Enteris is eligible to receive milestone payments upon the successful achievement of certain development, regulatory and commercial milestones and low single-digit royalties based on net sales in the licensed territory.

About SWK Holdings:

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. SWK also owns Enteris BioPharma, whose core Peptelligence® drug delivery technology creates oral formulations of peptide-based and BCS class II, III, and IV small molecules. With Enteris, SWK has the opportunity to grow its specialty finance business by actively building a wholly-owned portfolio of milestones and royalties through licensing activities. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Jason Rando (Media)

Tiberend Strategic Advisors, Inc.

+1.212.375.2665

jrando@tiberend.com

Maureen McEnroe, CFA (Investors)
+1 212.375.2664

mmcenroe@tiberend.com